PRESS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS
Kelley L. Eddington
Fund Administrator
PTV Sciences
(512) 542-0010
kelley@ptvsciences.com
Joseph Doherty
MacKenzie Partners, Inc.
(212) 929-5500
insiteproxy@mackenziepartners.com
Proxy Advisory Firm Rejects Entire Management Slate of Insite Vision,
Including the Chairman and Chief Executive Officer
Glass Lewis & Co. Recommends that Stockholders Vote the GOLD Card in Favor of PTV Nominee Rick Anderson
Austin and Houston, TX– September 11, 2008 – PTV Sciences (“PTV”), a healthcare venture capital and growth equity firm, is pleased to announce that Glass Lewis and Co., LLC, a leading proxy advisory and corporate governance firm, recommended that the stockholders of InSite Vision Incorporated (AMEX: ISV) vote the GOLD proxy card in favor of PTV’s nominee Rick Anderson in connection with the election of directors at the upcoming annual meeting and that they NOT VOTE the Company’s white proxy card. In particular, Glass Lewis rejected the entire management slate, including the Chairman and Chief Executive Officer, Kumar Chandrasekaran.
Dr. Evan Melrose, a managing director at PTV Sciences, comments “The independent, third party review of this proxy contest clearly underscores the critical need for change at InSite Vision, and a lack of confidence in the current Board of Directors. We believe that this report clearly highlights the long term poor underperformance of the current CEO and board of directors and serves as a clear ‘vote of no confidence’ in their leadership.”
The report also states that “we believe [PTV] has succeeded in highlighting a pattern of dismal underperformance by the Company’s stock price over the past two years.” The research report also highlighted InSite Vision’s poor corporate governance policies, stating that: “the Company has neither appointed an independent chairman nor an independent lead or presiding director. We view an independent chairman as better able to oversee the executives of the Company and set a pro-shareholder agenda without management, and consequently, without conflicts that an executive insider or affiliated director might face. This, in turn, leads to a more proactive and effective board of directors...”

The report concluded that “we agree with [PTV] that the Company’s stock price has shown troubling underperformance relative to peers and relevant indices over the past two years. Further, we note that five of the six directors have served on the board since at least 1999. Based on these considerations, we believe that the presence of new directors on the board may provide a fresh perspective to tackle the Company’s challenges.”
In support of its recommendation that stockholders cast their votes on the GOLD card in favor of Mr. Anderson, Glass Lewis stated that “based on his experience as an executive at certain health care and medical device companies, we believe [Mr. Anderson] may provide a much needed impetus to effect change at the Company.”
The report states “Given [PTV’s] substantial long term interest in the Company, we believe that their interests are aligned with the rest of the Company’s shareholders.”
PTV Sciences continues discussions with stockholders as part of the InSite Vision proxy contest and has announced a detailed plan to accelerate the growth of InSite Vision after the upcoming Annual Stockholders Meeting on September 22, 2008.
All stockholders are encouraged to sign, date and return the GOLD proxy card. You may also vote by phone or on the Internet by following the instructions on the GOLD proxy card. Do not return any WHITE proxy card that you receive from management. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in this matter, toll-free at (800) 322-2885 or insiteproxy@mackenziepartners.com.
About PTV Sciences
PTV Sciences (www.ptvsciences.com), founded in 2003, is a healthcare venture capital and growth equity firm focused on building industry leading companies and investing in extraordinary people. PTV Sciences has a team of 22 investment professionals representing the leading clinicians, scientists, academic institutions, and entrepreneurs. PTV Sciences has offices in Austin and Houston, TX.
Notice
In connection with InSite Vision Incorporated’s upcoming 2008 annual meeting of stockholders (the “Annual Meeting”), on August 18, 2008, Pinto Technology Ventures, L.P. (“PTV”), filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “PTV Proxy Statement”) and related materials for the solicitation of proxies from InSite stockholders for use at the Annual Meeting. PTV, its director nominees and certain of PTV’s affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding PTV, its nominees and such participants is contained in the Schedule 14A and related materials filed by PTV with the SEC. InSite stockholders should read the PTV Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available without charge at the SEC’s website at www.sec.gov.